Exhibit 99.1

For Immediate Release May 3, 2005

Press Release	Contact:
Ida Kane, SVP & CFO
801-724-6913
ida.kane@investools.com

INVESTools Achieves Record Sales Transaction Volume and Revenue;

Graduates Reach More than 23,000 in the First Quarter

SALT LAKE CITY – May 3, 2005 – INVESTools Inc. (AMEX:IED), the market leader in fulfilling the lifelong education needs of self-directed investors, today announced that total revenue for the quarter ended March 31, 2005, rose 32 percent to $30.6 million from $23.2 million for the same period a year ago.  Sales transaction volume generated during the first quarter rose 62 percent to $41.9 million compared to $25.9 million for the same period a year earlier.  (Please refer to the reconciliation of total revenue to sales transaction volume below for a discussion of the relevance of this measure).  Net loss in the period totaled $9.2 million, or $0.21 per share, compared to a net loss of $0.2 million, or $0.00 per share in the first quarter of 2004.

On a sequential basis, revenue for the first quarter of 2005 rose 23 percent to $30.6 million from $24.9 million in the fourth quarter of 2004.  Sales transaction volume generated during the first quarter of 2005 rose 15 percent to $41.9 million from $36.4 million in the fourth quarter of 2004.  Net loss in the first quarter of 2005 totaled $9.2 million, or $0.21 per share, compared to a net loss of $6.7 million, or $0.15 per share in the fourth quarter of 2004.

The net loss in the first quarter of 2005 was impacted significantly by the net increase of $11.3 million of deferred revenue, which will be recognized in future periods. This net increase in deferred revenue resulted from $27.7 million, or 66 percent, of sales transaction volume in the quarter, being deferred for recognition in future periods even as the majority of costs associated with such revenue were expensed at the time of the sale.  Offsetting this deferral of current quarter sales transaction volume was $16.4 million of sales transaction volume from prior quarters, which was fulfilled and recognized as revenue.  The net increase in deferred revenue of $11.3 million resulted, as it did in the fourth quarter of 2004, from increased sales of continuing education products, primarily the Master Investor Program and the Program of High Distinction.  The Company anticipates further growth in the amount of deferred revenue that will be fulfilled and recognized in future quarters as the students enrolled in continuing education programs progress through their curricula, increasingly offsetting sales transaction volume being deferred.

“During the first quarter, INVESTools generated record revenues resulting from more than 23,000 graduates of our investor education programs as we continue to make changes in our operations to enhance our lifetime value of the student strategy,” said Lee K. Barba, Chairman and Chief Executive Officer. “With the proper incentives, our co-marketing partners held the largest events in their history and the INVESTools brand was introduced through the successful launch of Direct Response Television (DRTV) to originate students at a lower cost of acquisition replacing CNBC branded events.  Operating margins declined as a result of higher costs associated with fulfilling the greater than expected increase in graduates during the quarter, primarily due to increases to revenue share, venue expenses and proportionately lower advanced education product sales.

“In light of the highest rates of student acquisition in the Company’s history, we are adjusting our fulfillment strategies for expenses, lifetime value expectations relating to such student acquisition volumes and reviewing our product strategy for a student base of this size and breadth of experience.  This is consistent with our longer term eToolbox strategy that is designed to leverage our leadership in investor education to students at all levels of experience who wish to pursue their education online to complement the live and distance learning programs currently offered by INVESTools.” Cost of sales in the first quarter increased to $25.1 million, or 60 percent of sales transaction volume, from $20.6 million, or 57 percent of sales transaction volume, in the fourth quarter of 2004, primarily due to a change in co-marketing agreements which generated a higher volume of new students but at a lower rate of purchase of advanced education products at the initial workshop. Travel and venue costs to fulfill the greater number of workshops and revenue share both increased proportionately more than sales transaction volume at these co-marketed events based on attendance which exceeded expectations.

Selling expense in the first quarter of $8.5 million increased $2.8 million compared to the fourth quarter 2004 level of $5.7 million.  Contributing to the increase in selling expense in the quarter was DRTV marketing expenses of $0.8 million, which included up front production expenses and marketing for 40 percent more workshops in the first quarter of 2005 compared to the fourth quarter of 2004 based on the timing of marketing expense.

General and administrative expense in the first quarter increased $1.0 million to $6.4 million from $5.4 million in the fourth quarter of 2004.  Contributing to the increase was $0.2 million related to the Company’s acquisition of Prophet Financial Systems, $0.6 million in increased professional fees related to year-end audit, Sarbanes-Oxley compliance and training and $0.3 million of increased payroll costs related to additional management and staff to meet higher than expected student acquisition volumes.

Cash flow from operations in the first quarter decreased to $3.6 million from $7.0 million in the fourth quarter of 2004, primarily due to increases described above in cost of sales, selling expense and general and administrative expense, which exceeded the increase in sales transaction volume in the quarter.

During the first quarter of 2005, the Company graduated more than 23,000 students, an increase of 11,000, or 92 percent compared to the first quarter of 2004.  At March 31, 2005, the Company’s graduate base increased to more than 167,000 students from its investor education programs, and active subscribers to its Investor Toolbox websites increased to more than 61,000 subscribers.  Subscription retention rates have been maintained at approximately 65 percent.

As of March 31, 2005, the Company had cash and short-term investments in marketable securities of $18.2 million, compared to $24.6 million at December 31, 2004 and $15.6 million at March 31, 2004.  Including restricted cash primarily collateralizing the Company’s merchant account relationships, as of March 31, 2005, the Company had cash and marketable securities of $20.4 million, compared to $26.8 million at December 31, 2004 and $17.5 million at March 31, 2004.  During the first quarter, the Company utilized $7.9 million (net of cash acquired) related to the acquisition of Prophet Financial Systems and $2.0 million in investments related to technology projects and the Company’s move to its new Salt Lake facility later in May.  The Company did not acquire any additional shares of its common stock during the quarter pursuant to its stock repurchase program.

CNBC Relationship

The Company has entered into a Transition Agreement with CNBC whereby all CNBC students will be offered the opportunity to transition to the INVESTools brand of investor education products and services.  The CNBC Investor Education co-branded relationship between CNBC and INVESTools will be discontinued.

Explanation of Non-GAAP Information

The Company believes that sales transaction volume before changes in deferred revenue is an important measure of business volume.  It is consistent with the amount of cash receipts from selling activities in the period and with the level of a majority of the cost components of cost of revenue.

	Quarters Ended March 31,
($ in millions)	2005	2004

Sales Transaction Volume	$41.9	$25.9

Change in Deferred Revenue	(11.3)	(2.7)
Total Revenue	$30.6	$23.2

Conference Call Information

A conference call to discuss the financial results is scheduled for 10:00 a.m. Eastern today.  The call is being webcast by CCBN and will be available through INVESTools’ corporate website at www.investools.com in the Investor Relations section under Webcasts and Presentations.

The webcast is also being distributed over CCBN’s Investor Distribution Network to both institutional and individual investors.  Individual investors can listen to the call through CCBN’s individual investor center at www.fulldisclosure.com or by visiting any of the investor sites in CCBN’s Individual Investor Network. Institutional investors can access the call via CCBN’s password-protected event management site, StreetEvents (www.streetevents.com).  Please allow extra time prior to the call to visit the site and to download the streaming media software required to listen to the Internet broadcast.  The online archive of the broadcast will be available within two hours following completion of the live call.

About INVESTools Inc.

INVESTools Inc. is a global leader in investor education.  The Company offers a full range of investor education products and services that provide lifelong learning in a variety of delivery formats, including instructor-led workshops, “at home” study programs, personal training sessions and through the Web.  More than 167,000 investors around the world have graduated from INVESTools investor education programs.  Visit the Company’s corporate Web site at http://www.investools.com for more information regarding the INVESTools Method™.

All statements in this press release that are not historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934.  Such forward-looking statements may be identified by words such as “believe”, “intend,” “expect”, “may”, “could”, “would”, “will”, “should”, “plan”, “project”, “contemplate”, “anticipate”, or similar statements.  Because these statements reflect the Company’s current views concerning future events, these forward-looking statements are subject to risks and uncertainties.  The Company has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete.  However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including, without limitation, the ability to successfully integrate acquired and potential additional operating companies; demand for the Company’s products and services; the Company’s ability to compete effectively and adjust to rapidly changing market dynamics; the uncertainties associated with governmental regulation; the Company’s ability to attract and retain strategic partners to provide access to leads and customers; and other factors detailed from time to time in the SEC reports of INVESTools Inc.  The Company assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by the Company, whether as a result of new information, future events, or otherwise.

#  #  #

INVESTOOLS INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands, except share amounts)

	March 31,	December 31,
	2005	2004
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$5,863	$10,736
Marketable securities	12,312	13,840
Accounts receivable, net	4,067	2,194
Current portion of restricted cash	381	384
Other current assets	3,302	2,493
Total current assets	25,925	29,647

Long-term restricted cash	1,890	1,876
Goodwill and intangible assets, net	17,002	14,315
Intangibles, net	7,516	2,152
Furniture, fixtures and equipment, net	3,570	1,574
Other long-term assets	252	214
Total assets	$56,155	$49,778

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Current portion of deferred revenue	$41,539	$31,957
Accounts payable	7,605	4,994
Accrued payroll	2,635	2,178
Accrued tax liabilities	5,540	5,103
Other current liabilities	5,099	4,273
Total current liabilities	62,418	48,505

Long-term liabilities:
Other accrued liabilities	73	84
Long-term deferred revenue	10,060	8,421
Total liabilities	72,551	57,010

Stockholders’ deficit:
Common stock	449	449
Additional paid-in capital	129,789	129,097
Accumulated other comprehensive loss	(104)	(32)
Deferred stock compensation	(1,547)	(998)
Accumulated deficit	(144,983)	(135,748)
Total stockholders’ deficit	(16,396)	(7,232)
Total liabilities and stockholders’ deficit	$56,155	$49,778

Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2005	2004

Revenue	$30,624	$23,219
Costs and expenses:
Cost of revenue	25,095	13,310
Selling expense	8,511	5,397
General and administrative expense	6,369	4,481
Special charges	—	227
Total costs and expenses	39,975	23,415
Loss from operations	(9,351)	(196)
Other income (expense):
Loss on sale of assets	—	(18)
Interest income (expense) and other, net	121	43
Total other income, net	121	25
Net loss before income taxes and cumulative effect of accounting change	(9,230)	(171)
Income tax expense	5	3
Net loss	$(9,235)	$(174)

Net loss per common share - basic and diluted
Net loss available to common shareholders	$(0.21)	$(0.00)
Basic and diluted weighted average shares outstanding	44,971	44,578

INVESTOOLS INC AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2005	2004
Cash flows from operating activities:
Net (loss)	$(9,235)	$(174)
Reconciling adjustments:
Depreciation and amortization	532	158
Stock compensation expense	138	37
Provision for sales return reserve	484	406
Changes in operating assets and liabilities, net of effect of acquired businesses:
Accounts receivable	(1,606)	(292)
Restricted cash	3	—
Other current assets	(660)	(461)
Accounts payable	2,501	1,967
Deferred revenue	11,025	3,051
Accrued payroll	379	648
Other current liabilities	(433)	(546)
Accrued tax liabilities	436	219
Net cash provided by operating activities	3,564	5,013

Cash flows from investing activities:
Proceeds from the sales of marketable sercurities	1,465	715
Purchases of furniture, fixture and equipment	(2,010)	(227)
Cash paid in business acquisition, net of cash received	(7,884)	156
Net cash used in investing activities	(8,429)	644

Cash flows from financing activities:
Payments on notes payable	—	(254)
Changes in long-term restricted cash	(14)	(1,500)
Exercise of stock options	6	124
Net cash used in financing activities	(8)	(1,630)

Increase (decrease) in cash and cash equivalents	(4,873)	4,027
Cash and cash equivalents
Beginning of period	10,736	4,458
End of period	$5,863	$8,485